EXHIBIT 99.2

AGREEMENT

AGREEMENT, dated this 9th day of December, 2005, by and among Craig L. Levra, Howard K. Kaminsky and Sport Chalet, Inc. (the "Company").

W I T N E S S E T H

WHEREAS, on June 28, 2005, the Company announced that its board of directors (the "Board") approved a recapitalization plan which would establish two classes of common stock. The recapitalization would be effected by an amendment (the "Amendment") of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") which would, among other things, reclassify each outstanding share of common stock as 0.25 share of Class B Common Stock. In addition, subject to the approval and effectiveness of the Amendment, the Board declared a dividend of seven shares of Class A Common Stock for each share of Class B Common Stock (the "Dividend"). Finally, the Olberz Family Trust (the "Olberz Trust") has agreed to use its best efforts in good faith to transfer (the "Transfer") to Messrs. Levra and Kaminsky such number of shares of Class B Common Stock as would be necessary, when added to the shares owned by them, to give them at least 45% of the combined voting power of the Class A Common Stock and the Class B Common Stock. The term "Recapitalization" is used in this agreement (the "Agreement") to mean, collectively, the Amendment, the Dividend and the Transfer.

WHEREAS, on July 22, 2005, an action captioned Miriam Gruber v. Sport Chalet, Inc., Norbert Olberz, Irene Olberz, Craig L. Levra, Howard K. Kaminsky, Al D. McCready, Eric S. Olberz, Frederick H. Schneider, John R. Attwood, Donald J. Howard and Kenneth Olson, C.A. No. 1517-N (the "Action"), was filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"). The Action, which is purportedly brought individually, derivatively and as a class action on behalf of the public stockholders of the Company, challenges, among other things, the Recapitalization, the Amendment, the Dividend and the Transfer.

WHEREAS, the parties to the Action have agreed to settle the Action in accordance with the terms of a Memorandum of Understanding dated August 26, 2005 (the "Memorandum"); and

WHEREAS, the Memorandum contemplates the entry of this Agreement (the "Agreement").

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the undersigned parties to this Agreement do hereby agree and undertake as follows:

1. Other than pursuant to the Transfer and pursuant to the conversion of options to purchase the Company’s Common Stock currently held by Messrs. Levra and Kaminsky into options to purchase Class B Common Stock in connection with the Recapitalization, the Company shall not grant, issue, sell or transfer to either Mr. Levra or Mr. Kaminsky shares of Class B Common Stock or options to purchase Class B Common Stock. Messrs. Levra and Kaminsky shall be free to purchase shares of Class B Common Stock from other holders of Class B Common Stock, subject to the provisions of Article IV of the Certificate of Incorporation. Messrs. Levra and Kaminsky agree they will not accept further gifts, bequests or other transfers of Class B Common Stock for less than market price from the Olberz Trust or Norbert Olberz or his affiliates beyond that contemplated by Article IV of the Certificate of Incorporation. Messrs. Levra and Kaminsky further agree that they will not enter into any voting agreement, voting trust or irrevocable proxy, respectively, with each other with respect to their shares of stock of the Company.

2. Messrs. Levra and Kaminsky shall not sell stock of the Company at a Premium to Market Price (as defined below) in a transaction which, directly or indirectly, transfers a Controlling Interest (as defined below) unless all the stockholders of the Company are offered the same per share consideration as Messrs. Levra and Kaminsky.

3. The Company shall not purchase, repurchase, exchange, redeem or otherwise acquire any shares of stock held by either Mr. Levra or Mr. Kaminsky at a Premium to Market Price, unless the same consideration is offered to all other stockholders of the Company.

4. For purposes of this Agreement, "Controlling Interest" means 35% or more of the voting power of the Company on a fully diluted basis. For purposes of this Agreement, "Premium to Market Price" means a price which is greater than the average closing price of the stock being sold by Mr. Levra or Mr. Kaminsky for the 30 trading days prior to the date of the agreement to sell such stock. If either the Class A Common Stock or Class B Common Stock is not publicly traded on any national securities market, then the average closing price of such other class of Common Stock shall be used if such class of Common Stock is publicly traded on any national securities market.

5. This Agreement shall not in any event be construed or deemed a concession on the part of any of the parties to the truth of any allegations, claims or defenses made by any of the parties in the Action or of any liability or wrongdoing of any of the parties.

6. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, amendment, addition, or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of all parties to the Agreement. In addition, no change, modification, amendment, addition or termination of this Agreement shall be valid without the unanimous approval of the Board and the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a single class.

7. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties agree they shall not assert that any provision of this Agreement conflicts with or is invalid because of any provision of Article IV of the Certificate of Incorporation.

/s/ Craig L. Levra
Craig L. Levra

/s/ Howard K. Kaminsky
Howard K. Kaminsky

SPORT CHALET, INC.

By /s/ Howard K. Kaminsky
Howard K. Kaminsky,
Executive Vice President - Finance,
Chief Financial Officer and Secretary